Exhibit 10.27

Visiting address/Bezoekadres:

Koddeweg 67

3194 DH Hoogvliet Rotterdam

Tel: +31 (0)10 295 4144

Fax: +31 (0)10 295 4097

CONTRACT OF EMPLOYMENT FOR AN INDEFINITE PERIOD OF TIME

The undersigned:

The private company with limited liability Hexion Specialty Chemicals B.V.

having its principal place of business in Hoogvliet (Rotterdam),

hereinafter to be referred to as “employer”,

and

Cornelis Verhaar, residing in Amsterdam,

hereinafter to be referred to as “employee”,

declare that they have agreed upon the following:

1.	Date of Commencement of Employment and Duration of the Contract of Employment

•	Employee shall enter the service of the employer for an indefinite period of time commencing on May 15, 2006.

2.	Trial Period

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The employment shall commence with a trial period of two months. Either party can terminate the contract of employment with immediate effect during the trial period, without any obligation to observe the conditions governing the notice of termination.

3.	Position

•

Employee shall be engaged in the position as Executive Vice President and President, Epoxy and Coatings Division and shall have to report to the CEO. The duties to be entrusted to the employee as well as the location where the latter shall have to perform them, shall be determined by employer and can be altered by employer.

•

If the employer so deems necessary for economic and/or company organisation reasons, he shall be entitled to ask the employee or instruct him in reason, to take up another position or to carry out other activities within the company for a while both in The Netherlands and abroad. All this shall be done maintaining employee’s salary and in proper consultation.

4.	Working Hours

•	Employee’s weekly working hours shall amount to 40 hours, divided over 5 working days. This is 1,0 full-time equivalent (FTE).

5.	Salary

•

At the beginning of the present agreement, the annual gross pension base salary of the employee shall amount to €325,000 on a full-time basis. One fourteenth part of said pension base salary shall be paid out every month.

Visiting address/Bezoekadres:

Koddeweg 67

3194 DH Hoogvliet Rotterdam

Tel: +31 (0)10 295 4144

Fax: +31 (0)10 295 4097

In accordance with the scheme applying at employer’s, employee shall receive at the end of the month of April of each and every year a holiday allowance of one-fourteenth part of the pension base salary applying then. This allowance shall be determined in proportion to employee’s active service in the period that ends then (May 1st through April 30th) .

The employee shall equally receive at the end of the month of December of each and every year, an allowance of one-fourteenth part of the pension base salary applying then, provided the employee has been in active service throughout the calendar year concerned. In the event of a shorter period of active service, the employee shall receive said allowance in proportion to the period of active service. The legal minimum holiday allowance shall immediately be included in both payments referred to in the present article.

6.	Bonus

•

Employee shall qualify for a bonus in conformity with the corporate Hexion Specialty Chemicals bonus scheme, provided employee’s individual performance and the performance of the department in which employee works and the overall operating result allow for it, according the corporate Hexion Specialty Chemicals agreement. For 2006 bonus will be set on a target range from 60% of pension base salary with a maximum payout of 200%. Employee will only qualify to receive bonus if and as far duties are applicable to and are being performed throughout the calendar year concerned, provided employee has been in active service throughout the calendar year concerned. Exception will be the year 2006 since employee shall first enter the service of employer per May 15, 2006.

7.	Long Term Value Creation Reward Program

•

Employee is eligible to participate in Hexion’s Specialty Chemicals Inc. Long Term Value Creation Reward Program. Parties agree that employee is a participant with a target of 125% of pension base salary 2006. If, and as far payment will take place, in conformity with this Long Term Value Creation Reward Program, employee may choose between payment in cash, restricted shares and/or SARs payment in cash. This program shall be awarded over a three years period, aimed for payment in 2009.

•

Employer has the intention to offer employee a competitive employer conditions package within the industry branch. If employer will introduce a new Long Term Value Creation Program in the year 2006 as a result of an IPO, Long Term Value Creation Program can be adjusted to a new program, taking into account a reasonable market evaluation.

8.	Expenses

•

All normal travel and representation costs incurred by employee in the performance of his duties, shall be borne by employer, who shall reimburse said costs, if, following their justification by employee, it appears that they were necessary in reason to perform said duties. The commuter distance must not be included in said costs.

The employee shall be held to produce proof of the costs incurred by employee. The employee shall require employer’s prior consent to that effect for exceptional costs.

9.	Health Costs

•	The employee can take out a group health insurance with IAK.

Visiting address/Bezoekadres:

Koddeweg 67

3194 DH Hoogvliet Rotterdam

Tel: +31 (0)10 295 4144

Fax: +31 (0)10 295 4097

10.	Leased Car

•	The employer shall make a company car available to employee within the framework of the latter’s duties. All conditions concerned are listed in the enclosed lease contract.

11.	Home Office Allowance

•	Employee shall receive an allowance within the framework of his duties in conformity with the enclosed scheme.

12.	Removal Allowance

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If the employee moves within one year from entering into the present contract of employment at the request of employer to a place of residence within a radius of 30 km from the company, employee shall receive a removal allowance equalling one monthly salary paid gross for net, as well as a refund of the transport and removal costs actually incurred, provided employee send employer an original invoice made out to employee’s name.

13.	Holiday

•	Employee shall be entitled to 29 days holiday and to 11 reduction of working hours days per calendar year, in conformity with the scheme set out in the personnel manual.

•

The days holiday / days off can be taken up in hours. The beginning and the end of the holiday shall be determined by employee following consultation with employer. At the end of the employment, the employer can set off the excess days holiday / days off taken up by you as well as the excess holiday allowance received.

14.	Duties and Obligations

•	Employee shall perform the duties following the instructions given by or on behalf of the employer.

•

Employee shall not be allowed to have a direct or indirect interest in any company other than that of the employer, to carry out any other activities for any other third party against payment or not or to hold a (salaried) position, unless the employer has given his consent to this effect in writing.

•

The employee shall undertake to observe the employer’s safety instructions in the room concerned (in particular those relating to the use of safety gear, wearing company clothing and the use of the access badge).

15.	Pension

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If employee meets the pension regulations requirements, employee can be included in the pension scheme in place at employer’s. The rules of the pension regulations as laid down by the employer, shall apply to said participation and the payment of the premium.

16.	Secrecy; Documents

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Both during and upon expiry of the employment, the employee shall keep secret all oral and written information about the employer or any legal entity forming a part of the group the employer belongs to, the information about their clients, relations, working methods and

Visiting address/Bezoekadres:

Koddeweg 67

3194 DH Hoogvliet Rotterdam

Tel: +31 (0)10 295 4144

Fax: +31 (0)10 295 4097

company secrets, and employee shall not use said information for any other purpose than required in connection with the performance of his/her duties by virtue of the present agreement.

The employee shall not be allowed to continue to retain possession in any way whatsoever of documents, correspondence or copies thereof which employee retains possession of in connection with the performance of his/her duties for employer, any longer than required for the performance of his/her duties for employer. All documents or records employee retains possession of in connection with the performance of his/her duties for the employer, shall remain the property of the employer and shall have to be returned to the employer if and the moment the latter so demands.

17.	Inventions

•	If, during the employment, the employee invents something, finds an improvement or makes a design, all this suited or not for patenting, registration or filing in connection with:

•	What is produced or could be produced within the framework of employer’s activities.

•	A working method used or suited to be used within the framework of the employer’s activities,

The right to such an invention, improvement or design (or each and every advantage being the result thereof) shall be vested in the employer; the employee shall provide the employer with all the information and instructions enabling the latter to make use of it, and the employee shall refrain from making any statement in this respect to any third party. The employee shall be under the obligation to do all and everything at the employer’s expense the employer deems necessary to obtain a patent, registration or filing or any kind of protection for the invention, improvement or design in the name of the employer, the employee or the employee and the employer jointly, all this at the discretion of the employer, in all countries to be indicated by the employer. If the employer decides not to make use of any invention, discovery, improvement or any design that the employer has become aware of, the corresponding right (or each and every advantage being the result thereof) shall revert to the employee, who shall then be able to dispose thereof at his/her discretion and in his/her own favour and to obtain patents or such kind of protection.

18.	Publications

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The employee shall refrain from publishing any information via books, magazines or in any other way possible as well as from attending any conferences or participating in any TV or radio broadcasts and the like which relate in any way to the employer’s company in the broadest sense of the word, if no prior consent in writing to this effect has been obtained from the employer.

19.	Non-Competition Clause / Relation Clause

•	See enclosure

20.	Termination of the Contract

•	Either party shall be authorised to prematurely cancel the contract of employment,

giving one month’s notice by the end of a calendar month on the part of the employee.

•	The contract of employment shall have to be cancelled in writing.

Visiting address/Bezoekadres:

Koddeweg 67

3194 DH Hoogvliet Rotterdam

Tel: +31 (0)10 295 4144

Fax: +31 (0)10 295 4097

•

The cancellation shall, however, furthermore end by operation of law when the employee reaches the age of 65, subject to explicit further agreements between parties to let the employment continue for a period after said date.

21.	Applicable Law

•	Dutch law shall apply to the present agreement and the consequences thereof.

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Employer’s current personnel manual shall form a part of the present agreement. The employer shall be entitled to modify the personnel manual unilaterally and to replace it with a new personnel manual.

22.	Final Stipulation

•	The enclosures going with the present agreement, i.e.

•	Home office policy;

•	Car policy;

•	Personeelshandboek (Personnel Manual);

•	Gedragscode (Code of Conduct);

•	Pensioenreglement (Pension Regulations);

•	Centraal Beheer Achmea (Central Management Achmea) pension information folder ;

•	Life Cycle agreement;

•	Absenteeism due to illness protocol;

•	Arbo Unie (Working Conditions Union) information folder;

•	IAK information package;

•	Petrol discount information

shall form a part of the present contract of employment.

•	The employer shall reserve the right to unilaterally modify aforementioned enclosures having due regard to the ‘Wet op de Ondernemingsraden (WOR)’ (Works Councils Act).

Thus agreed upon, drawn up and signed in duplicate in Hoogvliet Rotterdam on April 20, 2006.

On behalf of the employer	The employee

Ans Knape	Kees Verhaar
VP HR